Exhibit 99.1

Chubb Limited Bärengasse 32 CH-8001 Zurich Switzerland	www.chubb.com @Chubb

News Release

Chubb Reports Fourth Quarter Net Income Per Share and Core

Operating Income Per Share of $0.76 and $2.02, Respectively,

Including Catastrophe Losses of $1.09 Per Share; Full-Year Net

Income Per Share was $8.49, up 3.7%, and Core Operating Income

Per Share was $9.44, up 17.6%

•	Fourth quarter net income was $355 million. Core operating income was $935 million compared with $1.5 billion prior year, which included a tax benefit of $450 million.

•	After-tax catastrophe losses in the quarter were $506 million, as previously announced, compared with $331 million prior year.

•	Fourth quarter consolidated and P&C net premiums written were $7.4 billion and $6.8 billion, respectively, both up 4.2%, or up 5.9% and 5.8%, respectively, in constant dollars.

•	Fourth quarter P&C combined ratio was 93.1% compared with 90.7% prior year. The P&C current accident year combined ratio excluding catastrophe losses was 88.3% compared with 86.4% prior year.

•	For the quarter, net investment income was a record $848 million pre-tax, up 6.4%, and adjusted net investment income was a record $903 million pre-tax, up 3.4%.

•	Full-year net income was $4.0 billion, up 2.6%, and core operating income was $4.4 billion, up 16.5%.

•	Full-year consolidated net premiums written were $30.6 billion, up 4.6%, or 4.1% in constant dollars; full-year P&C net premiums written were $28.3 billion, up 4.4%, or 4.0% in constant dollars.

•	Full-year P&C combined ratio was 90.6% compared with 94.7% prior year. The P&C current accident year combined ratio excluding catastrophe losses was 88.0% compared with 87.6% prior year.

•	Annualized ROE and core operating ROE were 7.8% and 8.7%, respectively, for the year.

•	For the year, net investment income was $3.3 billion pre-tax, up 5.8%, and adjusted net investment income was $3.6 billion pre-tax, up 2.8%, both records.

•

Book value per share decreased 0.7% and tangible book value per share remained unchanged for the year. Excluding the mark-to-market impact on the investment portfolio, primarily as a result of rising interest rates, book and tangible book value per share increased 2.7% and 5.8%, respectively, for the year.

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Chubb Limited News Release

ZURICH – February 5, 2019 – Chubb Limited (NYSE: CB) today reported net income for the quarter ended December 31, 2018 of $355 million, or $0.76 per share, compared with $1,533 million, or $3.27 per share, for the same quarter last year. Core operating income was $935 million, or $2.02 per share, compared with $1,489 million, or $3.17 per share, for the same quarter last year. The property and casualty (P&C) combined ratio was 93.1%. Book and tangible book value per share decreased 0.8% and 1.4%, respectively, from September 30, 2018 and now stand at $109.56 and $65.89, respectively. Book and tangible book value per share were unfavorably impacted by net realized and unrealized losses of $383 million after-tax in the company’s investment portfolio, primarily reflecting the widening of credit spreads on corporate fixed income securities late in the quarter, partially offset by the decline in interest rates.

Chubb Limited

Fourth Quarter Summary

(in millions of U.S. dollars, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2018	2017	Change	2018	2017	Change
Net income	$355	$1,533	(76.9)%	$0.76	$3.27	(76.8)%
Chubb integration expenses, net of tax	15	57	(73.7)%	0.03	0.12	(75.0)%
Amortization of fair value adjustment of acquired invested assets and long-term debt, net of tax	42	41	2.4%	0.09	0.09	0.0%
Adjusted net realized losses (gains), net of tax	523	(142)	NM	1.14	(0.31)	NM
Core operating income, net of tax	$935	$1,489	(37.2)%	$2.02	$3.17	(36.3)%

For the three months ended December 31, 2018 and 2017, the tax expenses (benefits) related to the table above were $(5) million and $(20) million, respectively, for Chubb integration expenses; $(8) million and $(23) million, respectively, for amortization of fair value adjustment of acquired invested assets and long-term debt; $(20) million for adjusted net realized gains and losses for both periods; and $192 million and $(319) million, respectively, for core operating income.

For the year ended December 31, 2018, net income was $3,962 million, or $8.49 per share, compared with $3,861 million, or $8.19 per share, for 2017. Core operating income was $4,407 million, or $9.44 per share, compared with $3,784 million, or $8.03 per share, for 2017. The P&C combined ratio was 90.6% for the year compared with 94.7% prior year. The P&C current accident year combined ratio excluding catastrophe losses was 88.0% for the year compared with 87.6% prior year. Book value per share decreased 0.7% and tangible book value per share remained unchanged from December 31, 2017. Book and tangible book value per share were unfavorably impacted by net realized and unrealized losses of $1,709 million after-tax in the company’s investment portfolio, principally driven by rising interest rates during the year.

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Chubb Limited

Full Year Summary

(in millions of U.S. dollars, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2018	2017	Change	2018	2017	Change
Net income	$ 3,962	$3,861	2.6%	$8.49	$8.19	3.7%
Chubb integration expenses, net of tax	47	217	(78.3)%	0.10	0.46	(78.3)%
Amortization of fair value adjustment of acquired invested assets and long- term debt, net of tax	175	198	(11.6)%	0.37	0.42	(11.9)%
Adjusted net realized losses (gains), net of tax	223	(492)	NM	0.48	(1.04)	NM
Core operating income, net of tax	$ 4,407	$3,784	16.5%	$9.44	$8.03	17.6%

For the years ended December 31, 2018 and 2017, the tax expenses (benefits) related to the table above were $(12) million and $(93) million, respectively, for Chubb integration expenses; $(40) million and $(85) million, respectively, for amortization of fair value adjustment of acquired invested assets and long-term debt; $5 million for adjusted net realized gains and losses for both periods; and $742 million and $34 million, respectively, for core operating income.

Evan G. Greenberg, Chairman and Chief Executive Officer of Chubb Limited, commented: “Chubb performed well in a quarter marked by elevated natural catastrophe losses, on the one hand, and stronger premium revenue growth, improved commercial P&C pricing globally and record net investment income, on the other. Core operating income was $935 million compared with $1.5 billion prior year, which included a one-time tax benefit and lighter CAT activity. Our P&C combined ratio of 93.1% included 8.5 points of pre-tax CAT losses.

“P&C net premiums written in the quarter grew nearly 6% in constant dollars, driven by our growth initiatives and improved pricing in the U.S., London and a number of other markets around the world. In North America, commercial P&C premiums grew about 5%, while in our international operations premiums were up 8% in constant dollars. Globally, this was our best quarter of the year – and for some of our businesses the best in several years – in terms of the pace and broad-based nature of price change and improved underwriting conditions.

“Benefiting from higher reinvestment rates and our strong cash flow, adjusted pre-tax net investment income in the quarter was $903 million, up about 3.5%, and contributed to investment income of $3.6 billion for the year – both records.

“Looking at our 12-month results, a more meaningful perspective given the natural quarter-to-quarter volatility of the risk business, we completed a very good year with core operating income of $4.4 billion, or $9.44 per share, up 18% on a per share basis from ‘17. Net premiums written grew 4.5%. The full-year P&C combined ratio was 90.6%, compared to 94.7% prior year, and that’s with $1.6 billion of CAT losses – about

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Chubb Limited News Release

$700 million more than we expected. The current accident year combined ratio excluding CATs was 88% versus 87.6% prior year.

“Our earnings led to a core operating ROE of 8.7%, or 9.8% with an expected level of catastrophe losses. Book and tangible book value per share growth were impacted last year by the mark-to-market effect of rising interest rates on the investment portfolio, which will amortize away over a reasonably short period of time. Book value per share was down about 0.5% while tangible book value per share growth was flat; excluding the mark, they grew 2.7% and 5.8%, respectively.

“We have good momentum as we execute on our business initiatives across the globe and take advantage of an improving price and underwriting environment that the industry needs. Our organization is optimistic about the year ahead and we are off to a good start.”

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Chubb Limited News Release

Operating highlights for the quarter ended December 31, 2018 were as follows:

Chubb Limited (in millions of U.S. dollars except for percentages)	Q4 2018	Q4 2017	Change
P&C
Net premiums written (increase of 5.8% in constant dollars)	$6,768	$6,496	4.2%
Underwriting income	$476	$623	(23.5)%
Combined ratio	93.1%	90.7%
Current accident year underwriting income excluding catastrophe losses	$808	$912	(11.3)%
Current accident year combined ratio excluding catastrophe losses	88.3%	86.4%

Global P&C (excludes Agriculture)
Net premiums written (increase of 4.8% in constant dollars)	$6,571	$6,370	3.2%
Underwriting income	$315	$433	(26.9)%
Combined ratio	95.2%	93.3%
Current accident year underwriting income excluding catastrophe losses	$670	$758	(11.3)%
Current accident year combined ratio excluding catastrophe losses	89.8%	88.2%

North America Agricultural Insurance
Net premiums written	$197	$126	55.8%
Combined ratio	49.5%	24.4%
Current accident year combined ratio excluding catastrophe losses	56.8%	40.0%
Operating highlights for the year ended December 31, 2018 were as follows:
Chubb Limited (in millions of U.S. dollars except for percentages)	FY 2018	FY 2017	Change
P&C
Net premiums written (increase of 4.0% in constant dollars)	$28,309	$27,103	4.4%
Underwriting income	$2,611	$1,430	82.6%
Combined ratio	90.6%	94.7%
Current accident year underwriting income excluding catastrophe losses	$3,341	$3,347	(0.2)%
Current accident year combined ratio excluding catastrophe losses	88.0%	87.6%

Global P&C (excludes Agriculture)
Net premiums written (increase of 4.0% in constant dollars)	$26,732	$25,587	4.5%
Underwriting income	$2,226	$1,038	114.6%
Combined ratio	91.5%	95.9%
Current accident year underwriting income excluding catastrophe losses	$3,045	$3,056	(0.3)%
Current accident year combined ratio excluding catastrophe losses	88.4%	88.0%

North America Agricultural Insurance
Net premiums written	$1,577	$1,516	4.0%
Combined ratio	75.5%	74.0%
Current accident year combined ratio excluding catastrophe losses	81.6%	81.5%

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Chubb Limited News Release

•	Net premiums earned increased 3.4%, or 4.9% in constant dollars, for the quarter and 3.5%, or 3.1% in constant dollars, for the year.

•

Fourth quarter P&C combined ratio was 93.1% compared with 90.7% prior year. The P&C current accident year combined ratio excluding catastrophe losses was 88.3% compared with 86.4% prior year. The current quarter was impacted by high loss activity in North American commercial property lines (1.4 percentage points) and elevated homeowners loss activity.

•

For the quarter, total pre-tax and after-tax catastrophe losses were $585 million (8.5 percentage points of the combined ratio) and $506 million, respectively, compared with $447 million (6.7 percentage points of the combined ratio) and $331 million, respectively, last year.

•

For the year, total pre-tax and after-tax catastrophe losses were $1,626 million (5.9 percentage points of the combined ratio) and $1,354 million, respectively, compared with $2,746 million (10.2 percentage points of the combined ratio) and $2,171 million, respectively, last year.

•

For the quarter, total pre-tax and after-tax favorable prior period development were $253 million (3.7 percentage points of the combined ratio) and $202 million, respectively, compared with $158 million (2.4 percentage points of the combined ratio) and $130 million, respectively, last year. Pre-tax prior period development included a favorable reinsurance settlement in the quarter of $130 million and $108 million of adverse development for legacy exposures, principally asbestos, compared with $138 million, last year.

•

For the year, total pre-tax and after-tax favorable prior period development were $896 million (3.3 percentage points of the combined ratio) and $706 million, respectively, compared with $829 million (3.1 percentage points of the combined ratio) and $634 million, respectively, last year.

•

For the quarter, net investment income was a record $848 million, up 6.4%, and adjusted net investment income was a record $903 million, up 3.4%, which was above the guidance range, reflecting higher reinvestment rates and private equity distributions. For the year, adjusted net investment income was a record $3.6 billion, up 2.8%.

•	Operating cash flow was $1.6 billion for the quarter and $5.5 billion for the year.

•	Share repurchases totaled $318 million, or approximately 2.5 million shares, during the quarter and $1.0 billion, or approximately 7.7 million shares, for the year.

•	For the year, net loss reserves decreased $661 million adjusted for foreign exchange, principally driven by loss payments related to the 2017 catastrophe events.

•

For the quarter, book and tangible book value per share were unfavorably impacted by net realized and unrealized losses of $383 million after-tax in the company’s investment portfolio as noted above, realized losses of $263 million after-tax in the company’s variable annuity reinsurance business, and unrealized losses of $205 million after-tax related to the annual review of the company’s retirement benefit plans. In addition, foreign currency movement (FX) unfavorably impacted book value by $95 million after-tax and tangible book value by $24 million after-tax.

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Chubb Limited News Release

•

For the year, book and tangible book value per share were unfavorably impacted by net realized and unrealized losses of $1,709 million after-tax in the company’s investment portfolio as noted above, realized losses of $252 million after-tax in the company’s variable annuity reinsurance business, and unrealized losses of $254 million after-tax related to the company’s retirement benefit plans, principally as a result of the annual review. In addition, FX unfavorably impacted book value by $667 million after-tax and tangible book value by $340 million after-tax.

Details of financial results by business segment are available in the Chubb Limited Financial Supplement. Key segment items for the quarter ended December 31, 2018 are presented below:

Chubb Limited (in millions of U.S. dollars except for percentages)	Q4 2018	Q4 2017	Change
Total North America P&C Insurance
Net premiums written	$4,413	$4,226	4.4%
Combined ratio	89.0%	88.0%
Current accident year combined ratio excluding catastrophe losses	85.3%	82.8%

North America Commercial P&C Insurance
Net premiums written:	$3,143	$3,000	4.8%
Major accounts retail and excess and surplus (E&S) wholesale	$1,839	$1,753	5.0%
Middle market and small commercial	$1,304	$1,247	4.6%
Combined ratio	91.3%	86.2%
Current accident year combined ratio excluding catastrophe losses	88.2%	87.3%

North America Personal P&C Insurance
Net premiums written	$1,073	$1,100	(2.5)%
Net premiums written adjusted for additional reinsurance including UPR transfer, and reinstatement premiums			2.3%
Combined ratio	93.8%	107.5%
Current accident year combined ratio excluding catastrophe losses	85.5%	80.5%

North America Agricultural Insurance
Net premiums written	$197	$126	55.8%
Combined ratio	49.5%	24.4%
Current accident year combined ratio excluding catastrophe losses	56.8%	40.0%

Overseas General Insurance
Net premiums written (increase of 7.9% in constant dollars)	$2,238	$2,165	3.4%
Combined ratio	92.1%	84.3%
Current accident year combined ratio excluding catastrophe losses	90.4%	90.3%

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Chubb Limited News Release

•

North America Personal P&C Insurance: Net premiums written decreased 2.5% in the quarter, reflecting the addition of California to the homeowners quota share reinsurance treaty effective October 1, 2018.

•

Global Reinsurance: Net premiums written increased 11.0%, or 11.7% in constant dollars, primarily due to higher new business and reinstatement premiums collected related to catastrophe events in the quarter, partially offset by lower renewals. The combined ratio for the quarter was 166.9% compared with 110.2%. The current accident year combined ratio excluding catastrophe losses for the quarter was 83.2%, compared with 81.4%.

•

Life Insurance: Segment income for the quarter was $89 million, up 27.1%. International life insurance income was $32 million for the quarter, up 69.6%. Combined Insurance North America contributed segment income of $45 million for the quarter, up 18.7% with an increase in net premiums written of 6.1% for the quarter, or 7.1% in constant dollars.

Key segment items for the year ended December 31, 2018 are presented below:

Chubb Limited (in millions of U.S. dollars except for percentages)	FY 2018	FY 2017	Change
Total North America P&C Insurance
Net premiums written	$18,736	$18,068	3.7%
Combined ratio	88.4%	92.2%
Current accident year combined ratio excluding catastrophe losses	85.5%	84.9%

North America Commercial P&C Insurance
Net premiums written:	$12,485	$12,019	3.9%
Major accounts retail and excess and surplus (E&S) wholesale	$7,361	$7,076	4.0%
Middle market and small commercial	$5,124	$4,943	3.7%
Combined ratio	87.0%	91.4%
Current accident year combined ratio excluding catastrophe losses	87.3%	87.5%

North America Personal P&C Insurance
Net premiums written	$4,674	$4,533	3.1%
Combined ratio	96.6%	100.7%
Current accident year combined ratio excluding catastrophe losses	81.9%	78.9%

North America Agricultural Insurance
Net premiums written	$1,577	$1,516	4.0%
Combined ratio	75.5%	74.0%
Current accident year combined ratio excluding catastrophe losses	81.6%	81.5%

Overseas General Insurance
Net premiums written (increase of 5.3% in constant dollars)	$8,902	$8,350	6.6%
Combined ratio	90.4%	92.0%
Current accident year combined ratio excluding catastrophe losses	90.5%	91.0%

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Chubb Limited News Release

•

Global Reinsurance: Net premiums written for the year decreased 2.1%, or 3.3% in constant dollars. The combined ratio for the year was 101.8%, compared with 111.2%. The current accident year combined ratio excluding catastrophe losses for the year was 81.6%, compared with 79.2%.

•

Life Insurance: Segment income for the year was $308 million, up 24.6%. International life insurance income was $103 million for the year, up 90.5%. Combined Insurance North America contributed segment income of $153 million for the year, up 6.8%, with an increase in net premiums written of 6.6%.

Please refer to the Chubb Limited Financial Supplement, dated December 31, 2018, which is posted on the company’s investor relations website, investors.chubb.com, in the Financials section for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio, and debt and capital.

Chubb Limited will hold its fourth quarter earnings conference call on Wednesday, February 6, 2019, beginning at 8:30 a.m. Eastern. The earnings conference call will be available via live webcast at investors.chubb.com or by dialing 888-204-4368 (within the United States) or 323-794-2423 (international), passcode 6814087. Please refer to the Chubb investor relations website under Events and Presentations for details. A replay of the call will be available until Wednesday, February 20, 2019, and the archived webcast will be available for approximately one month. To listen to the replay, please click here to register and receive dial-in numbers.

About Chubb

Chubb is the world’s largest publicly traded property and casualty insurance company. With operations in 54 countries and territories, Chubb provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. As an underwriting company, we assess, assume and manage risk with insight and discipline. We service and pay our claims fairly and promptly. The company is also defined by its extensive product and service offerings, broad distribution capabilities, exceptional financial strength and local operations globally. Parent company Chubb Limited is listed on the New York Stock Exchange (NYSE: CB) and is a component of the S&P 500 index. Chubb maintains executive offices in Zurich, New York, London and other locations, and employs approximately 31,000 people worldwide. Additional information can be found at: www.chubb.com.

Investor Contact

Karen Beyer: (212) 827-4445; karen.beyer@chubb.com

Media Contact

Jeffrey Zack: (212) 827-4444; jeffrey.zack@chubb.com

All comparisons are with the same period last year unless otherwise specifically stated.

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Chubb Limited News Release

Regulation G - Non-GAAP Financial Measures

In presenting our results, we included and discussed certain non-GAAP measures. These non-GAAP measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with generally accepted accounting principles (GAAP).

Throughout this document there are various measures presented on a constant-dollar basis (i.e., excludes the impact of foreign exchange). We believe it is useful to evaluate the trends in our results exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted, as these exchange rates could fluctuate significantly between periods and distort the analysis of trends. The impact is determined by assuming constant foreign exchange rates between periods by translating prior period results using the same local currency exchange rates as the comparable current period.

Adjusted net investment income is net investment income excluding the amortization of the fair value adjustment on acquired invested assets of $55 million in Q4 2018 and $248 million for full-year 2018. We believe this measure is meaningful as it highlights the underlying performance of our invested assets and portfolio management in support of our lines of business.

Adjusted net realized gains (losses), net of tax, includes net realized gains (losses) and net realized gains (losses) recorded in other income (expense) related to unconsolidated subsidiaries, and excludes realized gains and losses on crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing impacts underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations, and therefore realized gains (losses) from these derivatives are reclassified to adjusted losses and loss expenses. The P&C combined ratio includes adjusted losses and loss expenses in the ratio numerator.

Underwriting income, P&C underwriting income and Global P&C underwriting income are calculated by subtracting losses and loss expenses, policy benefits, policy acquisition costs and administrative expenses from net premiums earned. P&C underwriting income also includes gains (losses) on crop derivatives. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including adjusted net investment income, other income (expense), interest and income tax expense and adjusted net realized gains (losses).

Current accident year underwriting income excluding catastrophe losses is underwriting income adjusted to exclude catastrophe losses and prior period development (PPD). We believe it is useful to exclude catastrophe losses, as they are not predictable as to timing and amount, and PPD as these unexpected loss developments on historical reserves are not indicative of our current underwriting performance. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Segment income (loss) includes underwriting income, adjusted net investment income, other income (expense) – operating, and amortization expense of purchased intangibles.

Core operating income, net of tax, excludes adjusted net realized gains (losses), Chubb integration expenses, and the amortization of the fair value adjustments of acquired debt and invested assets related to the Chubb Corp acquisition. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude adjusted net realized gains (losses) because the amount of these gains (losses) is heavily influenced by the availability of market opportunities. We also exclude Chubb integration expenses

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Chubb Limited News Release

related to the acquisition due to the size, complexity, and volume of this acquisition, which may not be indicative of such future costs. We believe that excluding the Chubb integration expenses facilitates the comparison of our financial results to our historical operating results. References to core operating income measures mean net of tax, whether or not noted. Core operating effective tax rate is a non-GAAP financial measure which provides the effective tax rate on our core operating income.

P&C combined ratio is the sum of the loss and loss expense ratio, acquisition cost ratio and the administrative expense ratio excluding the life business and including the realized gains and losses on the crop derivatives.

Current accident year P&C combined ratio excluding catastrophe losses excludes the impact of catastrophe losses and PPD. We believe this measure provides a better evaluation of our underwriting performance and enhances the understanding of the trends in our property and casualty business that may be obscured by these items.

Global P&C performance metrics comprise consolidated operating results (including corporate) and exclude the operating results of the company’s Life Insurance and North America Agricultural Insurance segments. We believe that these measures are useful and meaningful to investors as they are used by management to assess the company’s global P&C operations which are the most economically similar. We exclude the North America Agricultural Insurance and Life Insurance segments because the results of these businesses do not always correlate with the results of our global P&C operations.

Life Insurance gross and net premiums written measures includes deposits collected on universal life and investment contracts (life deposits). Life deposits are not reflected as revenues in our consolidated statements of operations in accordance with GAAP. However, we include life deposits in presenting growth in our life insurance business because new life deposits are an important component of production and key to our efforts to grow our business.

Core operating return on equity (ROE) or ROE calculated using core operating income are annualized financial measures. The ROE numerator includes income adjusted to exclude after-tax adjusted net realized gains (losses), Chubb integration expenses, and the amortization of the fair value adjustment of acquired invested assets and long-term debt. The ROE denominator includes the average shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, net of tax. Core operating ROE is a useful measure as it enhances the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity excluding the effect of unrealized gains and losses on our investments.

Tangible book value per common share, net of tax, is shareholders’ equity less goodwill and other intangible assets divided by the shares outstanding. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful. In addition, we disclose per share measures for book value and tangible book value that exclude the impact of foreign currency fluctuations in order to adjust for the distortive effects of fluctuations in exchange rates.

Book and tangible book value per share excluding unrealized investment gains (losses) does not include unrealized gains (losses) on investments because they are heavily influenced by changes in market conditions, including interest rate changes. We believe these measures are meaningful to understanding growth in book and tangible book value by highlighting the underlying profitability relative to shareholders’ equity excluding the effect of unrealized gains and losses on our investments.

Other income (expense) – operating excludes from consolidated Other income (expense) the portion of net realized gains and losses related to unconsolidated entities and gains and losses from fair value changes in separate account assets that

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do not qualify for separate account reporting under GAAP. Net realized gains (losses) related to unconsolidated entities is excluded from core operating income in order to enhance the understanding of our results of underwriting operations as they are heavily influenced by, and fluctuate in part according to, market conditions.

Chubb integration expenses include all internal and external costs directly related to the integration activities of the Chubb Corp acquisition, consisting primarily of personnel-related expenses, including severance and employee retention and relocation; consulting fees; and advisor fees.

See the reconciliation of Non-GAAP Financial Measures on pages 31-37 in the Financial Supplement. These measures should not be viewed as a substitute for measures determined in accordance with GAAP, including premium, net income, return on equity, net investment income, and effective tax rate.

NM - not meaningful comparison

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance, including 2019 performance and growth opportunities, pricing, economic and market conditions, and our expectations and intentions and other statements that are not historical facts reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency and severity of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, loss of key employees or disruptions to our operations, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions, potential strategic opportunities including acquisitions and our ability to achieve and integrate them, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission (SEC).

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Chubb Limited News Release

Chubb Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	December 31 2018	December 31 2017
Assets
Investments	$100,968	$102,444
Cash	1,247	728
Insurance and reinsurance balances receivable	10,075	9,334
Reinsurance recoverable on losses and loss expenses	15,993	15,034
Goodwill and other intangible assets	21,414	22,054
Other assets	18,074	17,428

Total assets	$167,771	$167,022

Liabilities
Unpaid losses and loss expenses	$62,960	$63,179
Unearned premiums	15,532	15,216
Other liabilities	38,967	37,455

Total liabilities	$117,459	$115,850

Shareholders’ equity
Total shareholders’ equity	50,312	51,172

Total liabilities and shareholders’ equity	$167,771	$167,022

Book value per common share	$109.56	$110.32
Tangible book value per common share	$65.89	$65.87
Book value per common share excluding cumulative translation losses (1)	$113.87	$112.88
Tangible book value per common share excluding cumulative translation losses (1)	$68.87	$67.84

(1)

Cumulative translation losses were $2.0 billion in 2018 ($1.4 billion on tangible and $607 million on intangible net assets) and $1.2 billion in 2017 ($914 million on tangible and $273 million on intangible net assets).

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Chubb Limited News Release

Chubb Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
	2018	2017	2018	2017
Gross premiums written	$9,252	$8,960	$37,968	$36,376
Net premiums written	7,350	7,051	30,579	29,244
Net premiums earned	7,465	7,218	30,064	29,034
Losses and loss expenses	4,610	4,272	18,067	18,454
Policy benefits	162	176	590	676
Policy acquisition costs	1,480	1,447	5,912	5,781
Administrative expenses	728	737	2,886	2,833
Net investment income	848	797	3,305	3,125
Net realized gains (losses)	(687)	—	(652)	84
Interest expense	153	156	641	607
Other income (expense):
Gains (losses) from separate account assets	(20)	27	(38)	97
Other	147	40	472	303
Amortization of purchased intangibles	86	66	339	260
Chubb integration expenses	20	77	59	310
Income tax expense (benefit) (1)	159	(382)	695	(139)

Net income	$355	$1,533	$3,962	$3,861

Diluted earnings per share:
Net income	$0.76	$3.27	$8.49	$8.19
Core operating income	$2.02	$3.17	$9.44	$8.03

Weighted average diluted shares outstanding	463.4	469.5	466.8	471.2

(1)	2017 included the one-time tax transition benefit of $450 million related to the 2017 Tax Reform.

P&C combined ratio
Loss and loss expense ratio	64.3%	61.4%	62.1%	65.8%
Policy acquisition cost ratio	19.3%	19.4%	19.2%	19.5%
Administrative expense ratio	9.5%	9.9%	9.3%	9.4%

P&C combined ratio	93.1%	90.7%	90.6%	94.7%

P&C underwriting income	$476	$623	$2,611	$1,430

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Chubb Limited News Release

Chubb Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
	2018	2017	2018	2017
Gross Premiums Written
North America Commercial P&C Insurance	$4,228	$4,102	$16,336	$15,751
North America Personal P&C Insurance	1,291	1,260	5,330	5,152
North America Agricultural Insurance	273	276	2,291	2,315
Overseas General Insurance	2,729	2,632	10,885	10,151
Global Reinsurance	117	104	722	746
Life Insurance (1)	989	974	3,942	3,697

Total	$9,627	$9,348	$39,506	$37,812

Net Premiums Written
North America Commercial P&C Insurance	$3,143	$3,000	$12,485	$12,019
North America Personal P&C Insurance	1,073	1,100	4,674	4,533
North America Agricultural Insurance	197	126	1,577	1,516
Overseas General Insurance	2,238	2,165	8,902	8,350
Global Reinsurance	117	105	671	685
Life Insurance (1)	957	943	3,808	3,577

Total	$7,725	$7,439	$32,117	$30,680

Net Premiums Earned
North America Commercial P&C Insurance	$3,077	$3,035	$12,402	$12,191
North America Personal P&C Insurance	1,130	1,103	4,593	4,399
North America Agricultural Insurance	318	252	1,569	1,508
Overseas General Insurance	2,187	2,113	8,612	8,131
Global Reinsurance	178	162	670	704
Life Insurance	575	553	2,218	2,101

Total	$7,465	$7,218	$30,064	$29,034

Segment income (loss)
North America Commercial P&C Insurance	$790	$909	$3,665	$3,010
North America Personal P&C Insurance	126	(29)	378	177
North America Agricultural Insurance	161	189	383	386
Overseas General Insurance	306	460	1,401	1,216
Global Reinsurance	(48)	50	277	196
Life Insurance	89	70	308	248
Corporate	(139)	(311)	(589)	(759)

Total	$1,285	$1,338	$5,823	$4,474

(1)

Life Insurance gross and net premiums written includes deposits collected on universal life and investment contracts in 2018 (Q4 $375 million, full-year $1,538 million) and 2017 (Q4 $388 million, full-year $1,436 million).

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